Exhibit 99.6

CONSENT OF STERNE, AGEE & LEACH, INC.

We hereby consent to the inclusion of our opinion letter dated April 24, 2014 to the board of directors of Reliant Bank as Appendix C to the joint proxy statement/prospectus of Commerce Union Bancshares, Inc. and Reliant Bank, relating to the proposed merger of Reliant Bank with and into Commerce Union Bank, which joint proxy statement/prospectus is part of the registration statement on Form S-4 of Commerce Union Bancshares, Inc., and to the references to our firm and such opinion therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sterne, Agee & Leach, Inc.
June 26, 2014